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EQUUS TOTAL RETURN, INC. ANNOUNCES

INFINIA INVESTMENT WRITE DOWN

HOUSTON, TX - November 6, 2009 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund") announces a write down of its equity investment in Infinia Corporation ("Infinia") from $17.5 million to $10.6 million. The principal reason for the write down is the recapitalization of the Infinia ownership structure related to its most recent fund raising efforts. Infinia intends to raise additional capital in the immediate future. The timing and size of successful capital raising efforts will most likely dilute the Fund's ownership which could impact the valuation of this investment. As of June 30, 2009, the Infinia investment represented approximately 24% of the Fund's total net assets.

Equus is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the fund or any other person that the events or circumstances described in such statements are material.